Exhibit 1



    Baxter Media Contact:     Mary Thomas, (847) 948-2815
                              Tali Kaplan, (818) 550-4680

    Baxter Investor Contact:  Neville Jeharajah, (847) 948-2875

    XOMA contacts:            Ellen Martin or Peter Davis (510) 644-1170
                              Rhonda Chiger, Thomson IR (212) 510-9280



BAXTER AND XOMA ENTER AGREEMENT FOR NEUPREX IN
MENINGOCOCCEMIA AND RELATED FUTURE INDICATIONS

DEERFIELD, IL and BERKELEY, CA, January 24, 2000 - Baxter Healthcare Corporation (NYSE: BAX) and XOMA Ltd. (Nasdaq: XOMA) announced today an agreement in which Baxter's Hyland Immuno division has acquired the worldwide rights to XOMA's NEUPREX(R) (rBPI21) for treatment of meningococcemia and all future anti-bacterial and anti-endotoxin indications.

The terms of the agreement call for XOMA to receive upfront and other payments related to the meningococcemia indication aggregating $35 million. Additional payments will be made upon the achievement of development milestones for future indications. Baxter will pay all future clinical development costs as well as royalties appropriate for a late-stage product. Under a separate supply agreement, a XOMA affiliate will manufacture the product for Baxter at its Berkeley facilities; Baxter has future rights to manufacture the product.

XOMA's meningococcemia Phase III trial tested the NEUPREX(R) product in nearly 400 patients. The U.S. and U.K. study was the largest clinical trial ever conducted in children and teenagers with this serious and debilitating bacterial infection. The U.S. Food and Drug Administration (FDA) has granted the product Subpart E designation and Orphan Drug status for meningococcemia.

"The science behind NEUPREX(R), and the BPI platform for product development, are complementary to our recombinant and vaccines businesses," said Thomas Glanzmann, president, Hyland Immuno. "It serves as an excellent illustration of the strategic growth underway at Hyland Immuno as we diversify our biotechnology portfolio."

"We're pleased to have Baxter as our ally," said Jack Castello, chairman, president and CEO of XOMA. "They have excellent worldwide marketing and sales capabilities, particularly in the critical care and emergency hospital market. With Baxter's involvement, we believe we can maximize the value of NEUPREX(R) by aiming not only for meningococcemia but also for a wide variety of other medical indications."

"I am delighted about this relationship with XOMA," said Norbert Riedel, Ph.D., president of Hyland Immuno's Recombinant business. "NEUPREX(R) addresses an unmet medical need for a critically-ill patient population, and allows Baxter Hyland Immuno the opportunity to bring this product as quickly as possible to the patients and their families who so desperately need it."

Outbreaks of meningococcemia have become more frequent in recent years. The disease is characterized by very rapid onset of life-threatening symptoms with high mortality. In survivors, gangrene followed by amputation and/or central nervous system damage are common morbidities. Although the bacteria which cause meningococcemia are generally controlled by first-line antibiotics, there is no current treatment for the toxic inflammatory cascade triggered by bacterial endotoxin that can lead to organ failure, shock and death.

Baxter Healthcare Corporation is the principal domestic operating subsidiary of Baxter International Inc. Baxter is a global leader in providing critical therapies for life-threatening conditions, focusing on blood therapies, medication delivery, renal therapy, and cardiovascular medicine. Baxter offers products and services that are used by health-care providers and their patients in 112 countries. Baxter's Hyland Immuno division develops and produces therapeutic proteins from plasma and through recombinant methods to treat hemophilia, immune deficiencies and other blood-related disorders. Hyland Immuno's portfolio of therapies includes coagulation factors, immunoglobulins, albumin, wound management products, and vaccines.

XOMA develops and manufactures biopharmaceuticals at facilities located in Berkeley and Santa Monica, California. Medical targets include bacterial and fungal infections, infectious complications and immunologic and inflammatory disorders. The company's primary drug development platform is BPI (bactericidal/permeability-increasing protein), a human protein found in white blood cells (neutrophils) and one of the body's natural defenses against infections. BPI was discovered by Peter Elsbach, MD, and Jerrold Weiss, PhD, at New York University School of Medicine. For further information, please visit XOMA's web site at www.xoma.com.

                                       ###

XOMA will host a conference call on Monday, January 24 at 2pm PST (5pm EST). U.S. callers please use 1(800) 230-1093; outside the United States call (612) 288-0318

This news release contains forward looking statements that involve risks and uncertainties, including those related to timing or results of pending or future clinical trials, changes in the status of collaborative relationships, actions by the U.S. Food and Drug Administration or the U.S. Patent and Trademark Office, technological advances in the medical field, product demand and market acceptance, the effect of economic conditions, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the companies' filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the companies and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.